Exhibit (a)(5)(C)

Cypress Denies Ramius’ Legal Right to Stockholder List Materials

Ramius Criticizes Cypress’ Attempt to Obstruct Communication with Stockholders Regarding Tender Offer

NEW YORK, Sept. 21 /PRNewswire/ -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that Cypress Bioscience, Inc. (Nasdaq:CYPB - News) has denied Ramius’ legitimate request for a list of the Company’s stockholders.  Ramius owns 9.9% of the outstanding shares and has launched a tender offer to purchase all of the shares it does not currently own for $4.25 per share in cash.  Ramius requested the stockholder list materials in accordance with its rights as a stockholder under Delaware law in order to communicate with other stockholders of the Company in connection with its tender offer.

Ramius Partner Managing Director Jeffrey C. Smith, in response to the Company’s efforts to block Ramius from communicating with stockholders, stated, “The Company has no legal basis for denying Ramius’ right to communicate with Cypress stockholders. We have urged the Board on more than one occasion to refrain from taking any actions to prevent stockholders from deciding the future of the Company. This refusal to comply with our basic request under Delaware law shows that the Company will stop at nothing to obstruct our tender offer from succeeding and is more concerned with entrenching the Board and management than maximizing shareholder value.”

Smith continued, “We have commenced litigation in Delaware to enforce our rights as stockholders and compel the Company to make the stockholder list materials available to Ramius.  We are undeterred in our pursuit of acquiring Cypress and will take all necessary legal steps to ensure that our rights and the rights of all stockholders are protected.”

Since the Company has refused to make the stockholder list available, Ramius urges all Cypress stockholders to contact Ramius directly at the numbers listed below or at cypbtender@ramius.com in order to facilitate further communications with stockholders regarding the tender offer.

For specific questions or requests for additional information about tendering your shares, stockholders should contact Innisfree M&A Incorporated, the Information Agent for the tender offer, toll-free at (877) 717-3936 or collect at (212) 750-5823.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

Ramius V&O Acquisition LLC, a wholly-owned subsidiary of Ramius Value and Opportunity Advisors LLC, has commenced a tender offer to purchase all of the outstanding shares of common stock of Cypress at $4.25 per share, net to the seller in cash, without interest.  The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Friday, October 13, 2010, unless the offer is extended.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Innisfree M&A Incorporated.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE SOLICITATION AND THE OFFER TO BUY CYPRESS’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT RAMIUS LLC HAS FILED (AND WILL FILE) WITH THE SECURITIES AND EXCHANGE COMMISSION.  STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT http://us.lrd.yahoo.com/SIG=10o1ro8rc/**http%3A//WWW.SEC.GOV/ OR FROM RAMIUS LLC BY CONTACTING INNISFREE M&A INCORPORATED TOLL-FREE AT (877) 717-3936 OR COLLECT AT (212) 750-5833.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, among others: the willingness of Cypress stockholders to tender their shares in the tender offer and the number and timing of shares tendered; the receipt of third party consents to the extent required for the acquisition; and satisfaction of the various closing conditions.  Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Cypress’ periodic reports and registration statements filed with the SEC.  Ramius LLC undertakes no obligation to update information contained in this release.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Contact:
Ramius LLC
Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828